AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

This Amended and Restated Principal Underwriting Agreement (this “Agreement”), effective April 30, 2026, is by and between Empower Funds, Inc. a Maryland corporation (“Empower Funds”) and Empower Financial Services, Inc., a Delaware corporation (the “Distributor”). Empower Funds is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is entering into this Agreement on behalf of each series of Empower Funds set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time.

WHEREAS, the shares of each Fund are registered under the Securities Act of 1933, as amended (the “1933 Act”), and under applicable state securities laws, as required;

WHEREAS, the Distributor is registered as a broker/dealer under the provisions of the Securities Exchange Act of 1934 and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to act as the principal underwriter of Empower Funds;

WHEREAS, Empower Funds and the Adviser previously entered into an Amended and Restated Investment Advisory Agreement dated May 1, 2017, as amended from time to time (collectively, the “Prior Agreement”), and now desire to amend and restate the Prior Agreement in its entirety to reflect current terms and conditions for the continued operation of the Agreement and to supersede and replace the Prior Agreement and all amendments thereto in their entirety; and

NOW, THEREFORE, the parties hereto agree as follows:

Appointment of Underwriter. Empower Funds appoints the Distributor as the sales agent for distribution of the Funds (other than sales made directly by Empower Funds) and agrees that it will deliver to the Distributor such shares of the Funds as the Distributor may sell. The Distributor agrees to use its best efforts to promote the sale of the Funds but is not obligated to sell any specific number of shares.

Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind Empower Funds by its actions, conduct or contracts, except that the Distributor is authorized to accept orders for the purchase or repurchase of shares of the Funds as agent of Empower Funds. The Distributor may appoint sub-agents or distribute the Funds through dealers (or otherwise) as it may determine necessary or desirable from time to time. This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on behalf of Empower Funds or any Fund or otherwise to act as agent of Empower Funds or any Fund for any purpose.

Offering Price. Shares of the Funds shall be offered for sale at a price equivalent to their net asset value determined in the manner set forth in the then current prospectus and statements of additional information of Empower Funds relating to the Funds. All orders shall be subject to acceptance by Empower Funds, and Empower Funds reserves the right, in its sole discretion, to reject any order received. Neither Empower Funds nor any Fund shall be liable to anyone for failure to accept any order.

EFSI – Empower Funds A&R PUA

Payment for Shares. At or prior to the time of delivery of any shares, the Distributor will pay or cause to be paid to Empower Funds for the account of the applicable Fund, an amount in cash equal to the net asset value of such shares. In the event that the Distributor pays for shares sold by it prior to its receipt of payment from purchasers, the Distributor is authorized to reimburse itself for the net asset value of such shares from the offering price of such shares when received by the Distributor.

Purchases for Your Own Account. The Distributor shall not purchase shares of any Fund for its own account for purposes of resale to the public, but it may purchase shares for its own investment account upon its written assurance to Empower Funds that the purchase is for investment purposes only and that the shares will not be resold except through redemption by Empower Funds.

Allocation of Expenses. The Distributor shall bear the expense of preparing, printing and distributing advertising, sales literature, prospectuses and statements of additional information. Empower Funds shall bear the expense of registering shares of the Funds under the 1933 Act and Empower Funds under the 1940 Act, qualifying shares for sale under the blue sky laws of any state, the preparation and printing of prospectuses, statements of additional information and reports required to be filed with the Securities and Exchange Commission and other authorities, the preparation, printing and mailing of prospectuses and statements of additional information to shareholders of the Funds and the direct expenses of the issuance of shares.

Furnishing of Information. Empower Funds will furnish to the Distributor such information with respect to Empower Funds and the Funds in such form and signed by such officers of Empower Funds as the Distributor may reasonably request and Empower Funds warrants that the statements therein contained when so signed will be true and correct. Empower Funds will also furnish to the Distributor such information and will take such action as the Distributor may reasonably request in order to qualify the shares for sale to the public under the blue sky laws or in jurisdictions in which the Distributor may wish to offer them. If requested by the Distributor, Empower Funds will furnish to the Distributor at least annually audited financial statements of its books and accounts certified by independent public accountants, and such additional information regarding its financial condition, as the Distributor may reasonably request from time to time.

Conduct of Business. Other than currently effective prospectuses and statements of additional information, the Distributor will not issue any sales material or statements except literature or advertising which conform to the requirements of federal and state securities laws and rules and regulations thereunder and which have been filed, where necessary, with the appropriate regulatory authorities. The Distributor will furnish to Empower Funds copies of all such material prior to its use and no such material shall be published if Empower Funds shall reasonably and promptly object.

The Distributor shall comply with the applicable federal and state laws and regulations where shares of the Funds are offered for sale and conduct its affairs with Empower Funds and with dealers, brokers or investors in accordance with the applicable rules of FINRA.

Other Activities. Services provided by the Distributor pursuant to this Agreement shall not be deemed to be exclusive, and the Distributor may render similar services and act as an underwriter, distributor or dealer for other investment companies.

Term of Agreement. This Agreement shall become effective on the date indicated and shall remain in effect for a period of two (2) years from the date of this Agreement. This Agreement shall continue annually

EFSI – Empower Funds A&R PUA

thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of Empower Funds or by a vote of the Directors of Empower Funds (the “Directors”), and (ii) by a vote of a majority of the Directors who are parties to this Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on this Agreement.

Termination. This Agreement: (i) may be terminated at any time without the payment of any penalty, either by vote of the Directors or by a vote of a majority of the outstanding voting securities of Empower Funds, on sixty (60) days’ written notice to the Distributor; (ii) shall terminate immediately in the event of its assignment ; and (iii) may be terminated by the Distributor on sixty (60) days’ written notice to Empower Funds.

Suspension of Sales. Empower Funds reserves the right at all times to suspend or limit the public offering of shares upon written notice to the Distributor.

Miscellaneous. This Agreement shall be subject to the laws of the State of Colorado and shall be interpreted and construed to further and promote the operation of Empower Funds as an open-end investment company. As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “assignment,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities,” shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations thereunder.

Liability. Nothing contained herein shall be deemed to protect the Distributor against any liability to Empower Funds or to its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through duly authorized officer as of the day and year first above written.

EMPOWER FINANCIAL SERVICES, INC.

By:	/s/ Robert Ettinger
Name: Robert Ettinger
Title: Vice President & Treasurer

EMPOWER FUNDS, INC

By:	/s/ Kelly New
Name: Kelly New
Title: Chief Financial Officer & Treasurer

EFSI – Empower Funds A&R PUA

SCHEDULE A

Empower Bond Index Fund – Institutional and Investor

Empower Core Bond Fund – Institutional and Investor

Empower Core Strategies: Flexible Bond Fund – Institutional and Investor

Empower Core Strategies: Inflation-Protected Securities Fund – Institutional and Investor

Empower Core Strategies: International Equity Fund – Institutional and Investor

Empower Core Strategies: U.S. Equity Fund – Institutional and Investor

Empower Emerging Markets Equity Fund – Institutional and Investor

Empower Global Bond Fund – Institutional and Investor

Empower High Yield Bond Fund – Institutional and Investor

Empower Inflation-Protected Securities Fund – Institutional and Investor

Empower International Growth Fund – Institutional and Investor

Empower International Index Fund – Institutional and Investor

Empower International Value Fund – Institutional and Investor

Empower Large Cap Growth Fund – Institutional and Investor

Empower Large Cap Value Fund – Institutional, Investor, and Investor II

Empower Mid Cap Value Fund – Institutional and Investor

Empower Multi-Sector Bond Fund – Institutional and Investor

Empower Real Estate Index Fund – Institutional and Investor

Empower S&P 500® Index Fund – Institutional and Investor

Empower S&P Mid Cap 400® Index Fund – Institutional, Investor, and Class L

Empower S&P Small Cap 600® Index Fund – Institutional, Investor, and Class L

Empower Short Duration Bond Fund – Institutional and Investor

Empower Small Cap Growth Fund – Institutional and Investor

Empower Small Cap Value Fund – Institutional and Investor

Empower T. Rowe Price Mid Cap Growth Fund – Institutional and Investor

Empower U.S. Government Securities Fund – Institutional and Investor

Empower Aggressive Profile Fund – Institutional and Investor

Empower Conservative Profile Fund – Institutional, Investor, and Class L

Empower Moderate Profile Fund – Institutional, Investor, and Class L

Empower Moderately Aggressive Profile Fund – Institutional and Investor

Empower Moderately Conservative Profile Fund – Institutional, Investor, and Class L

Empower Lifetime 2015 Fund – Institutional, Investor and Service

Empower Lifetime 2020 Fund – Institutional, Investor and Service

Empower Lifetime 2025 Fund – Institutional, Investor and Service

Empower Lifetime 2030 Fund – Institutional, Investor and Service

Empower Lifetime 2035 Fund – Institutional, Investor and Service

Empower Lifetime 2040 Fund – Institutional, Investor and Service

Empower Lifetime 2045 Fund – Institutional, Investor and Service

Empower Lifetime 2050 Fund – Institutional, Investor and Service

Empower Lifetime 2055 Fund – Institutional, Investor and Service

Empower Lifetime 2060 Fund – Institutional, Investor and Service

Empower Lifetime 2065 Fund – Institutional, Investor and Service

Empower SecureFoundation® Balanced Fund – Institutional, Investor, Service, and Class L

EFSI – Empower Funds A&R PUA

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